Exhibit 10.1
[Staples Letterhead]
June 13, 2016
Shira Goodman
c/o Staples, Inc.
500 Staples Drive
Framingham, MA 01742-4474
Dear Shira:
In connection with your service as interim Chief Executive Officer (“CEO”), Staples, Inc. (the “Company”) wants to provide you with enhanced severance compensation through this letter agreement.

1.
Enhancements. Your current severance eligibility is set forth in your Severance Benefits Agreement with the Company dated as of February 16, 2006 and amended as of December 23, 2008 (as amended, the “SBA”). The Company agrees (i) to increase the severance under the SBA in a “Qualified Termination” (as defined in the SBA) to 24 months from 12 months, (ii) that any notice of termination of employment without “Cause” (as defined in the SBA) will not take effect for at least 30 days after it is given to you (during which time you will continue to receive your then effective compensation and benefits, but during which you agree that you could be removed from any officer positions), and (iii) not to apply the severance offset for post-employment earnings set forth in Section 3(a) of the SBA to any severance payable to you. You will also receive, as an exit transition amount, a one-time lump sum cash payment on the date of your first payment of severance in the amount of $40,000, which amount will be increased by 5% on each anniversary of the date of this letter agreement that occurs before this payment is due (but not beyond an amount equivalent to four months of salary). Total cash severance (including the transition amount) will be reduced (in reverse chronological order starting with the last installment due you) to the extent it would exceed 2.99 times base salary and the target annual cash incentive award for the year of termination (consistent with the policy the Company announced on October 13, 2015). Payment of the severance, as enhanced by this letter agreement, and the transition amount are subject to the release of claims requirement under the SBA, which release you must execute and allow to become irrevocable within 60 days following the date on which your employment ends.

2.
Revision to Benefits Treatment. In lieu of the coverage under Section 3(b) of the SBA, you have agreed that your medical, dental, vision, and health care flexible spending account, if applicable, will end on your termination date. At that time, you may continue your coverage in accordance with the provision of COBRA following your termination date. Any flexible spending account provided for dependent care will end on your termination date. Any coverage under the long-term care program will follow the terms of the policy as then in effect.

3.
Limitation on Resignation. The Company agrees that the appointment of a different individual as the CEO of the Company would be a “Good Reason” (as defined and used in the SBA) for resignation by you as a diminution in your current position. In exchange for the eligibility for enhanced severance, you agree that any resignation arising out of or in connection with the appointment of a different CEO will be treated as Good Reason only if such resignation occurs and becomes effective in the period between 90 and 120 days after the date you cease to be interim CEO (the “Replacement Date”). You agree that, after such period, any diminution under Section 4(d)(i) of the SBA is to be measured solely against the position you assume after that of interim CEO (and any later agreed changes to that subsequent position). During the 90 days following the Replacement Date, you agree to assist in the executive transition to the best of your ability.

4.	General.

(a)
This letter agreement shall be binding upon the parties and may not be supplemented, changed or modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This letter agreement shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

(b)
The other provisions of the SBA (including the six month post-separation delay before severance payments begin) remain in effect as do any agreements to which the SBA refers. This letter agreement and the SBA contain and constitute the entire understanding and agreement between the parties hereto with respect to payments and benefits to you in connection with the situations they describe. They do not supersede any rights you may have under your equity compensation or other compensation programs that cover you nor do they supersede any restrictive covenants agreements to which you have agreed.

(c)	This letter agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions.

Very truly yours,
Staples, Inc.

By:    /s/ Paul F. Walsh
Paul F. Walsh
Chairperson, Compensation Committee

I hereby agree to the terms and conditions set forth above.
Signed under seal:

Shira Goodman
/s/ Shira Goodman
Signature

Severance Benefits Agreement

Shira Goodman
40 Montrose Street
Newton, MA 02458

Dear Shira:

You are or are about to become employed by Staples, Inc. and/or one of its subsidiaries ("Staples"). Staples agrees to provide you with the severance benefits set forth in this letter agreement (the "Agreement") if your employment is terminated under the circumstances described below:

1.    Term of Agreement. The term of this Agreement shall begin on the date it is signed and shall continue in full force and effect until such time as you or Staples has delivered to the other 90-days advance written notice of your or its election to terminate this Agreement. This Agreement is not a contract to employ you for a definite time period, it being acknowledged that your employment is "at will" and that either you or Staples may terminate the employment relationship at any time.

2.     Notice of Termination and other Matters. Any termination of your employment, whether by you or Staples, will be communicated by written notice ("Notice of Termination") to the other party. The Notice of Termination will specify the provisions of this Agreement, if any, upon termination is based and its effective date, which in no case will be more than 180 days after Notice of Termination. All notices and communication provided for in this Agreement will be in writing and will be effective when delivered or mailed by U.S. registered or certified mail, return receipt requested, postage prepaid, addressed to the Chairman of Staples, 500 Staples Drive, Framingham, MA 01702, and to you at the address shown above or to such other address as either Staples or you may have furnished to the other in writing.

3.     Compensation Upon Termination. Staples will provide you with the severance benefits listed below in the event of a Qualified Termination. A "Qualified Termination" means your employment is terminated for any reason other than because (i) you die or become Disabled, (ii) Staples terminates you for "Cause," or (iii) you resign without "Good Reason."

(a) Staples will pay you 12 months severance pay, in equal monthly installments. Your monthly severance payments will equal the sum of (i) your monthly base salary rate in effect immediately prior to the Qualified Termination (or any higher rate in effect within the 90 days prior to the Notice of Termination) plus (ii) one-twelfth of an amount equal to the average annual bonus paid to (or accrued for) you by Staples during the three full fiscal years preceding such Qualified Termination. Annual salary rates will be prorated where applicable and annual bonus averages will be computed on years available if less than three years. Any partial year bonus you have earned will be annualized. Staples will reduce the amount of any monthly payments set forth above by 50% of any cash compensation earned by or accrued for you as a result of services you render for a third party during the month immediately preceding the date of such payment unless the Qualified Termination occurs within 24 months after a Change of Control.
(b) Staples will provide you with 12 months of life, dental, accident and group health insurance benefits substantially similar to those available to similarly situated officers (but not disability insurance); provided, however, that Staples will not provide any such benefit for any portion of this period that you receive an equivalent benefit from another party.

(c) The vesting schedule of any outstanding options to purchase shares of Staples' Common Stock and/or Staples Performance Accelerated Restricted Stock will not be accelerated in the event of a Qualified Termination, unless specifically provided to the contrary in the respective option agreements.

(d) Staples will provide you with 6 additional months of the benefits set forth in paragraphs (a) and (b) above if such Qualified Termination is within two years after a Change in Control.

You will not be entitled to any of the compensation or benefits set forth above if Staples determines, within 60 days after your termination, that your conduct prior to your termination would have warranted a discharge for "Cause," or if, after your termination, you have violated the terms of any non-competition or confidentiality provision contained in any employment, consulting, advisory, non-disclosure, non-competition or other similar agreement between you and Staples.

4.     Definitions. For the purposes of this Agreement, the terms listed below are defined as follows:

(a) Change in Control. A "Change in Control" will be deemed to have occurred only if any of the following events occur:
(i) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (other than Staples, any trustee or other fiduciary holding securities under an employee benefit plan of Staples, or any corporation owned directly or indirectly by the stockholders of Staples in substantially the same proportion as their ownership of stock of Staples) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Staples representing 30% or more of the combined voting power of Staples' then outstanding securities;

(ii) individuals who constitute the Board (as of the date hereof, the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by Staples' stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Staples, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) will be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(iii) the stockholders of Staples approve a merger or consolidation of Staples with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of Staples outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 75% of the combined voting power of the voting securities of Staples or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of Staples (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 50% of the combined voting power of Staples' then outstanding securities; or

(iv) the stockholders of Staples approve a plan of complete liquidation of Staples or an agreement for the sale or disposition by Staples of all or substantially all of Staples' assets.

(b) Disabled. You are “disabled” for the purposes of this Agreement, if you have been absent from the full-time performance of your duties with Staples for six (6) consecutive months because of incapacity due to physical or mental illness, and, within thirty (30) days after being sent a written Notice of Termination, you fail to resume performance of your essential job duties, with or without reasonable accommodation.

(c) Cause. A termination for "Cause" by Staples will occur whenever:

(i) you willfully fail to substantially perform your duties with Staples (other than any failure resulting from incapacity due to physical or mental illness); provided, however, that Staples has given you a written demand for substantial performance, which specifically identifies the areas in which your performance is substandard, and you have not cured such failure within 30 days after delivery of the demand. No act or failure to act on your part will be deemed "willful" unless you acted or failed to act without a good faith or reasonable belief that your conduct was in Staples' best interest.

(ii) you breach any of the terms of the Proprietary and Confidential Information Agreement or Non-Competition Agreement (or other similar agreement) between you and Staples, or

(iii) you violate the Code of Ethics or attempt to secure any improper personal profit in connection with the business of Staples, or

(iv) you fail to devote your full working time to the affairs of Staples except as may be authorized in writing by Staples' CEO or other authorized Company official, or

(v) you engage in business other than the business of Staples except as may be authorized in writing by Staples' CEO or other authorized Company official, or

(vi) you engage in misconduct which is demonstrably and materially injurious to Staples;

provided that in each case Staples has given you written notice of its intent to terminate your employment under this Section 5(c) and an opportunity to present, in person, to the Executive Vice President of Human Resources or any other authorized Company official, any objections you may have to such termination.

(d) Good Reason. A termination by you for "Good Reason" will occur whenever any of the following circumstances have taken place, without your written consent within 90 days prior to your Notice of Termination:

(i) your position, duties, responsibilities, power, title or office was significantly diminished (a change in your reporting relationship, standing alone, shall not be deemed significant);

(ii) your annual base salary was reduced;

(iii) you were not allowed to participate in a cash bonus program in a manner substantially consistent with past practice in light of Staples’ financial performance and attainment of your specified goals, your participation in any other material compensation plan (other than any stock option or stock award program which programs are within the full discretion of the Compensation Committee) was substantially reduced, both in terms of the amount of benefits provided and the level of participation relative to other participants; unless such circumstances are fully corrected prior to the Date of Termination specified in your Notice of Termination;

(iv) you were not provided with paid vacation or other benefits substantially similar to those enjoyed by you under any of Staples' life insurance, medical, health and accident, or disability plans in which you were participating, or Staples took any action which would directly or indirectly materially reduce any of such benefits or the number of your paid vacation days; unless such circumstances are fully corrected prior to the Date of Termination specified in your Notice of Termination;

(v) in the event of a Change in Control, Staples or any person in control of Staples requires you to perform your principal duties in a new location outside a radius of 50 miles from your business location at the time of the Change in Control; or

(vi) Staples fails to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 6.

Notwithstanding the foregoing, any general reduction of salary or reduction (or elimination) of other compensation, bonus and/or benefits for its officers which are substantially comparable for all such officers (but not occurring within 24 months after a Change of Control) will not be considered "Good Reason."

5.     Successors; Binding Agreement. Staples will require any successor (whether direct, indirect, by purchase. merger, consolidation or otherwise) to all or substantially all of its business or assets expressly to assume and agree to perform this Agreement to the same extent that Staples would be required to perform it if no such succession had taken place. Any failure to obtain an assumption of this Agreement prior to the effectiveness of any succession will be a breach of this Agreement and will entitle you to compensation in the same amount and on the same terms as you would be entitled hereunder. As used in this Agreement, "Staples" means Staples as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. This Agreement will inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or if there is no such designee, to your estate.

6.     Arbitration. The parties agree that any legal disputes (including but not limited to claims arising under federal or state statute. contract, tort, or public policy) that may occur between you and Staples, and that arise out of, or are related in any way to, your employment with or termination of employment from Staples or the termination of this Agreement, and which disputes cannot be resolved informally, will be resolved exclusively though final and binding arbitration. The parties will be precluded from raising in any other forum, including, but not limited to, any federal or state court of law, or equity, any claim which could be raised in arbitration; provided, however that nothing in this Agreement precludes you from filing a charge or from participating in an administrative investigation of a charge before an appropriate government agency or Staples from initiating an arbitration over a matter covered by this Agreement.

Each party may demand arbitration, no later than three hundred (300) days after the date on which the claim arose, by submitting to the other party a written demand which states: (i) the claim asserted, (ii) the facts alleged, (iii) the applicable statute or principal of law (e.g., breach of contract) upon which the demand is based, and (iv) the remedy sought. Any response to such demand must be made, in writing, within twenty (20) days after receiving the demand, and will specifically admit or deny each factual allegation.

The arbitration will be conducted in accordance with the Rules for Employment Arbitration of the American Arbitration Association (AAA) and any arbitration will take place in Westborough, Massachusetts. Each party will bear its own costs and attorney's fees. The arbitrator will have the power to award any types of legal or equitable relief that would be available in a court of competent jurisdiction, including, but not limited to, the costs of arbitration, attorney's fees, emotional distress damages, and punitive damages for causes of action when such damages are available under law. Any relief or recovery to which you are entitled from any claims arising out of your employment, termination, or any claim of unlawful discrimination will be limited to that awarded by the arbitrator.

7.     Waiver of Jury Trial. If any claim arising out of your employment or termination is found not to be subject to final and binding arbitration, the parties agree to waive any right to a jury trial if such claim is filed in court.

8.     Miscellaneous.

(a)     The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

(b)     The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the Commonwealth of Massachusetts.

(c)     No waiver by you at any time of any breach of, or compliance with, any provision of this Agreement to be performed by Staples will be deemed a waiver of that or any other provision at any subsequent time.

(d)     You must execute a legally enforceable separation agreement and general release in a form acceptable to Staples prior to the receipt of any payments or benefits set forth above. Any payments made to you will be paid net of any applicable withholding required under federal, state or local law.

(e)     This Agreement is the exclusive agreement with respect to the severance benefits payable to you in the event of a termination of your employment. All prior negotiations and agreements are hereby merged into this Agreement.

If this letter sets forth our agreement, kindly sign and return to Staples the enclosed copy of this letter.

Sincerely,

By:     /s/ Susan S. Hoyt
Executive Vice President,
Human Resources
Staples, Inc.

I have been advised of my right to consult with counsel regarding this Agreement. I understand that I can revoke my acceptance at any time within 7 days of signing this Agreement, but such revocation must be signed in writing. I understand that if I revoke my acceptance or choose not to sign this Agreement, I will be ineligible for any future stock option grants. I have had at least 21 days to consider this Agreement and have decided to sign knowingly, voluntarily, and free from duress or coercion.

Agree to this 16th day of February, 2006

/s/ Shira Goodman
(Associate Signature)

Amendment to Severance Benefits Agreement (Amendment A)

Shira Goodman
40 Montrose Street
Newton, MA 02458

Dear Shira:

You are a party to a Severance Benefits Agreement ("Agreement") with Staples, Inc. and/or one of its subsidiaries ("Staples"). Under the Agreement, Staples agrees to provide you with the severance benefits set forth in the Agreement if your employment is terminated under the circumstances described in the Agreement.

To avoid certain tax penalties under the new federal tax law governing deferred compensation (commonly referred to as Section 409A), you have elected to keep the definition of "Good Reason" as set forth in your Agreement, and wait six months following your termination before receiving any severance payments otherwise payable under the Agreement should you be among the 50 highest compensated associates of Staples at the time of your severance.

Specifically, you agree to the addition of the following language to your Agreement effective January 1, 2009, which shall otherwise remain in full force and effect in accordance with its terms:

You and Staples intend that this Agreement comply with the requirements of Section 409A of the Internal Revenue Code ("Section 409A") so that any payments and benefits provided by the Agreement do not subject you to penalty taxes and interest imposed for noncompliance with Section 409A. Accordingly, the following rules shall apply with respect to the payments and benefits to be provided to you under this Agreement:

(i)
Each installment of the payments and benefits provided under this Agreement shall be treated as a “separate payment” for purposes of Section 409A. Neither Staples nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A;

(ii)
The life, dental, accident, and group health insurance benefits to be provided to you during your severance period under this Agreement as described above shall be treated as exempt “reimbursements and certain other separation payments” within the meaning of Treasury Regulation Section 1. 409A-1(b)(9)(v) and any reimbursement or payment with respect to such benefits shall be made not later than December 31 of the second calendar year following the year in which you are terminated;

(iii)
If, as of the date of your “separation from service” from Staples, you are not a “specified employee” (each within the meaning of Section 409A which generally defines a “specified employee” as an employee who is among Staples’ 50 most highly compensated officer), then each installment of the payments and benefits shall be made on the dates and terms set forth in this Agreement.

(iv)
If, as of the date of you “separation from service” from Staples, you are a “specified employee,” then each installment of the payments and benefits due under this Agreement that would, absent this subsection, be paid within the six-month following your “separation from service” from Staples shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your date of death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and on day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein. Any such delayed payments shall bear interest form the date of your separation from service to the date of payment at an annual rate equal to the prime rate as set forth in the Eastern edition of The Wall Street Journal on the date of your separation from service; and

(v)
You and Staples further agree to make such revisions to this Agreement as may be required to conform the provisions of the Agreement to the requriements of Section 409A and any regulations or other Internal Revenue Service guidance issued thereunder. Staples shall have no liability for any tax or penalty imposed on you by Section 409A.

If this letter sets forth our agreement, kindly sign and return to Staples the enclosed copy of this letter no later than December 31, 2008.

Sincerely,

By:     /s/ Susan S. Hoyt
Susan S. Hoyt
Executive Vice President,
Human Resources

I have been advised of my right to consult with counsel regarding this Agreement and have decided to sign below knowingly, voluntarily, and free from duress or coercion.

Agree to this 23rd day of December, 2008

/s/ Shira Goodman
(Associate Signature)